Exhibit 10.1

AMENDMENT NO. 2 TO

EMPLOYMENT AGREEMENT

This Amendment No. 2 (this "Amendment") to an Employment Agreement (the "Employment Agreement") entered as of February 10, 2014, as amended on July 9, 2014, by and between Accelerize New Media, Inc., a Delaware corporation with headquarters at 20411 SW Birch St. Ste. 250, Newport Beach, CA 92660 (the “Company”), and Santi Pierini, a natural person, residing at 1224 Morningside D, Laguna Beach, CA 92651 (the “Employee”), is entered as of this 18th day of September 2014. Each of the Company and the Employee may be referred to hereinafter as a "Party" and collectively, the "Parties".

WHEREAS, the Parties now wish to adjust the Employee's title and position.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Section 2 of the Employment Agreement is hereby replaced in its entirety with the following:

1.                Duties. Employee shall be employed in the position of Chief Operating Officer. Employee shall (a) perform all duties incident to such offices (b) be responsible, subject to the direction of the board of directors of the Company (the “Board”), for the management and business of the Company, and (c) perform such other tasks, consistent with Employee’s position with the Company, as may from time to time be assigned to Employee by his/her supervisor and the Board.

2.	All other terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date first above written.

EMPLOYEE:

/s/ Santi Pierini

Santi Pierini

ACCELERIZE NEW MEDIA, INC.

By: /s/ Brian Ross

Name: Brian Ross

Title: President and Chief Executive Officer